Exhibit 10.11

Summary of Cash Bonus Plan

The Compensation Committee of the Board of Directors of First Defiance Financial Corp. (“First Defiance”) administers First Defiance’s annual cash bonus plan for officers of First Defiance and its subsidiary, First Federal Bank of the Midwest. The annual cash bonus paid to officers is based on First Defiance’s annual performance as measured by six key performance measures: earnings per share, net charge off’s, non-performing asset levels, non-interest expense levels, return on average equity and return on average assets. In determining the amount of cash bonus to be awarded, each of the target measures is assigned a weighting factor: 30% for earnings per share; 15% for each of net charge off level, non-performing asset level, return on average equity, and return on average assets; and10% for non-interest expense levels.

Within each of these six components, there are threshold, target and maximum goals. Performance below the threshold results in no payout for that component. Performance at the threshold level results in a 50% payout of that component. Performance at the target level results in a 100% payout of that component. Performance at or above the maximum goal results in a 150% payout of that component. Exact payout percentages for payouts within the 50% to 150% range are calculated based on actual results. The payout percentage achieved for each component is then multiplied by the weighting factor (30%, 15%, or 10%) and those six components are added together to determine the percentage of potential bonus that will be paid.

This payout percentage is then applied to the bonus potential for each officer. The Chief Executive Officer has a potential bonus equal to 45% of his base salary; the Chief Financial Officer, the President of First Federal Bank and the Market Area Presidents of First Federal Bank each have a potential bonus equal to between 20% and 35% of base salary. Other officers with the rank of Executive Vice President have a potential bonus equal to 30% of base salary. Other officers with the rank of Senior Vice President have bonus potential ranging between 20% and 30% of base salary depending upon the officer’s level of responsibility. As long as First Defiance is subject to the compensation restrictions established in conjunction with the Capital Purchase Program, any participant in the cash bonus plan who is prohibited from receiving a cash bonus will be paid in restricted stock instead.